Exhibit 99.1

Media Contact: Wendi Kopsick/Kimberly Kriger Kekst and Company 212-521-4800	Investor Contact: Michael Lynch Chief Financial Officer 201-934-2577

FOR IMMEDIATE RELEASE

FOOTSTAR DECLARES SPECIAL $1.00 PER SHARE CASH DISTRIBUTION

MAHWAH, NEW JERSEY, May 9, 2008 -- Footstar, Inc. today announced that its Board of Directors has declared a special cash distribution to shareholders of $1.00 per common share.  The Company also said that it is proceeding with steps to prepare for the previously reported, anticipated wind-down of its business in 2009.

The special distribution will be paid on June 3, 2008 to shareholders of record at the close of business on May 28, 2008.   The Company is reviewing the tax characterization of the distribution, but the distribution  is expected to be treated as a return of capital for tax reporting purposes.  Shareholders will receive further information on Form 1099 after the end of 2008 and are encouraged to consult their own tax advisors regarding the tax treatment of the distribution.

Footstar also said that its Board has adopted a plan of liquidation in connection with the orderly dissolution of the Company following the expiration at year-end 2008 of its agreement with Kmart to exclusively operate the footwear departments in all Kmart stores.  As previously announced, Footstar will continue to operate the business through December 2008 and then it will be transitioned to Kmart.  The plan provides for the complete liquidation of the Company after the end of 2008 by providing for a series of distributions of cash to the stockholders of the Company generated from cash on hand, the sale of certain assets and the wind-down of the Company’s business.  Under the terms of the plan, the Company contemplates submitting a plan of dissolution to the Company’s stockholders in 2009.

In support of the continued operation of the Kmart business through year-end, the Company has entered into an amended credit agreement with Bank of America to extend the term of its existing credit agreement to the earlier of December 31, 2008 or the termination of the Kmart agreement.  The amended agreement also lowers the maximum amount that may be borrowed from $100 million to $50 million, reflecting the Company’s reduced needs.

The Company has focused on carefully managing its business and financial position in light of the scheduled expiration of its agreement with Kmart at the end of 2008 and, accordingly, has sought to return excess cash to shareholders.  In 2007, the Company declared and paid a $5.00 per share distribution.  In anticipation of the wind-down of its businesses, in April 2008, the Company monetized the value of its brands by selling them to Kmart for approximately $13.0 million.  With this additional cash, the Board determined that the Company could pay a $1.00 per share distribution at this time, while maintaining an appropriate liquidity position to properly manage the business through the end of the year.

About Footstar, Inc.

Footstar, Inc. (Pink Sheets: FTAR) is a discount footwear retailer. The Company operates licensed footwear departments nationwide in Kmart and Rite Aid Stores.
NOTE:  Footstar's certificate of incorporation contains restrictions that prohibit parties from acquiring 4.75% or more of Footstar's common stock without its prior consent and as further provided therein.

Proxy Disclosure

On May 7, 2008, the Company filed with the SEC a preliminary proxy statement in connection with its 2008 Annual Meeting of Stockholders.  The Company plans to file with the SEC and furnish to its stockholders a definitive proxy statement in connection with its 2008 Annual Meeting of Stockholders and advises its security holders to read the definitive proxy statement when it becomes available because it will contain important information.  Security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov.  The definitive proxy statement and these other documents may also be obtained for free from the Company by directing a request to Footstar, Inc., Attention: Corporate Secretary, 933 MacArthur Boulevard, Mahwah, NJ 07430.

The Company, its directors and certain named executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with its 2008 Annual Meeting of Stockholders.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s preliminary proxy statement filed on May 7, 2008 with the SEC.

Forward-Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of words such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning, in connection with any discussion of our financial statements, business, results of operations, liquidity, future operating or financial performance and other future events and circumstances.  Factors that could affect our forward-looking statements include, among other things, our ability to manage the anticipated wind-down of our current businesses in connection with the termination of our Kmart business, the impact of the payment of the $1.00 per share special distribution on June 3, 2008 on our future cash requirements and liquidity needs, both for our operating plans and any contingencies and obligations, and the other risks and uncertainties discussed more fully in our 2007 Annual Report on Form 10-K and the 2008 first quarter report on Form 10-Q.

Because the information in this release is based solely on data currently available, it is subject to change and should not be viewed as providing any assurance regarding our future performance.  Actual results, performance, events, plans and expectations may differ from our current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to our business, financial condition, results of operations, liquidity or prospects.  Additionally, we do not plan to update any of our forward-looking statements based on changes in assumptions, changes in results or other events subsequent to the date of this release, other than as included in our future required SEC filings, or as may otherwise be legally required.
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